Exhibit 99.1

SECOND AMENDMENT
TO THE
2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN
AS AMENDED AND RESTATED EFFECTIVE APRIL 23, 2008

WHEREAS, the OfficeMax Incorporated (the “Company”) maintains the 2003 OfficeMax Incentive and Performance Plan, as amended and restated effective April 23, 2008 (the “OMIPP”);

WHEREAS, Section 19 of the OMIPP reserves to the Board of Directors of the Company (the “Board”) the right to amend the OMIPP at any time; and

WHEREAS, further amendment of the OMIPP is now considered desirable to provide the Executive Compensation Committee with the discretion to establish an annual incentive award performance period that is shorter than the fiscal year in accordance with Code Section 162(m), and regulations issued thereunder.

NOW, THEREFORE, the OMIPP is hereby amended, in the following particulars:

1.             Effective as of December 28, 2008, Section 13.1 of the OMIPP is revised in its entirety to read as follows:

“13.1       Award Period and Performance Goals.  Unless the Committee establishes an alternate award period, the award period for Annual Incentive Awards is a fiscal year, which may be a calendar year.  Within the time frame specified in Treasury Regulation Section 1.162-27(e)(2)(i), the Committee shall establish the specified Performance Goals to be achieved in order for Participants to earn an Annual Incentive Award.  The Committee shall establish a mathematical formula pursuant to which an Award equal to a specified percentage of a Participant’s salary shall be earned upon the attainment of specific levels of the applicable Performance Goals.  This formula may take into account Performance Goals achieved in prior periods.  The Performance Goals and formula, once established, shall continue for subsequent Award periods unless modified by the Committee.

The Performance Goals applicable to an Award period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within the time frame specified in Treasury Regulation Section 1.162-27(e)(2)(i).  Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy Code Section 162(m) performance-based compensation requirements does not constitute performance-based compensation for other purposes, including Code Section 409A.

To the extent an Annual Incentive Award constitutes ‘deferred compensation’ within the meaning of Code Section 409A, the Committee shall establish Award terms and provisions that comply with Code Section 409A and regulations thereunder.”

2.             Effective as of December 28, 2008, the first sentence of Section 13.2 of the OMIPP is revised to read as follows:

“As soon as practical after the conclusion of each Award period, the Committee shall review and evaluate the Performance Goals applicable to that Award period in light of the Company’s performance measured in accordance with the goals and shall determine whether the goals have been satisfied.”